NEWS

IRELAND INC. COMPLETES $6.25 MILLION FINANCING

HENDERSON, Nevada – November 19, 2009 – Ireland Inc. (OTCBB: IRLD), a minerals exploration and development company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States, today announced that it has completed a $6.25 million private placement financing:

  13,889,355 Units were sold to accredited and foreign investors for $0.45 each.
  Each Unit was comprised of one share of the Company’s common stock and one-half of one share purchase warrant.
  Each full share purchase warrant, which expires on June 30, 2013, will entitle the holder to purchase one additional share at a price of $0.75 per share.

The funds from this financing will be used to complete the 2009 drill program, to commence operations of the onsite pilot plant, and to fund operations at the pilot facility into the third quarter of 2010.

“Now that we have successfully completed this financing and raised the necessary funds to complete the next phase of our technical program, we are preparing to commence the minor modifications necessary to implement our precious metal extraction processing circuit so that we can resume pilot plant operations in the first quarter of 2010,” stated Douglas D. G. Birnie, Chief Executive Officer of Ireland. “Our goal is to utilize the onsite pilot plant to complete our prefeasibility study, which is designed to prove the ability of our process to cost-effectively extract precious metals from materials dredge-mined from the Columbus Project in Nevada.”

Ireland also announced today that it has amended the warrants previously issued under its 2007 private placement financing as well as the warrants issued under the 2009 private placement financing. These warrants were amended by:

  Extending the expiration date to June 30, 2013 from June 30, 2012; and
  Amending the conditions under which Ireland may exercise the expiration date acceleration right by:
    Increasing the Value Weighted Average Price (VWAP) threshold to $4.50; and
    Requiring that the average daily trading volume for Ireland’s common stock on its principal market during the twenty trading days used to calculate the above VWAP threshold equal or exceed 0.2% of Ireland’s free float

In addition, Ireland amended the exercise price of the warrants issued under the 2007 financings to $0.75 from $1.00 per share. The amendments to the warrants issued under both the 2007 and 2009 private placement financings were made unilaterally, without the payment of any additional consideration by the warrant holders.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

-Continued-

About Ireland Inc.
Based in Henderson, Nevada, Ireland Inc. is a minerals exploration and development company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In 2007, Ireland acquired rights to two mining properties, both of which are prospective for gold and other minerals. In early 2008, Ireland completed the acquisition of the Columbus Project located near Tonopah, NV, where it has an option to acquire an additional 22,640 acres of adjacent mineral claims. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Forward-Looking Statements
This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. There is no assurance that the test results reported in this document are indicative of extraction rates throughout the Columbus Project. Additional exploration work will be required to fully define the extent of the Columbus Project’s mineralized areas and before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s pre-feasibility program will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

IR CONTACTS:
Terri MacInnis, Dir. of Investor Relations	Jerry Falkner, CFA
Bibicoff + MacInnis, Inc.	RJ Falkner & Company, Inc.
818.379.8500	800.377.9893
terri@bibimac.com	info@rjfalkner.com

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338